Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of April 28, 2016, between Microsemi Storage Solutions, Inc. (formerly known as PMC – Sierra, Inc.), a Delaware corporation (“Seller”) and MaxLinear, Inc., a Delaware corporation (“Parent”).

WHEREAS, Seller and the Seller Affiliates operate the Business; and

WHEREAS, Seller desires to sell (and to cause the Seller Affiliates to sell), and Parent desires to cause the Purchasers to acquire, certain assets of the Business and in connection therewith, Parent will cause the Purchasers to assume certain of the liabilities of the Business on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where for such purpose the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

1.2 “Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law, rule, municipal by-law or Order of any Governmental Authority (collectively, the “Law”) applicable to such Person, property, transaction, event or other matter.

1.3 “Benefit Plans” means all employee benefit plans, agreements and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any Employees or former Employees of Seller (whose employment with Seller primarily relates to or, as to former Employees, related to the Business) or in respect of which it is obligated to contribute or in any way liable, whether or not insured and whether or not subject to any Applicable Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, hospitalization, health and other medical benefits, life and other insurance, dental, vision, legal, long-term and short-term disability, salary continuation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans, programs and agreements (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan).

1.4 “Bill of Sale (Canada)” means the bill of sale, assignment and assumption agreement by and among Seller and the applicable Purchaser dated as of the date hereof.

1.5 “Bill of Sale (Singapore)” means the bill of sale, assignment and assumption by and among Seller and the applicable Purchaser dated as of the date hereof.

1.6 “Business” means the research, development, design, manufacture and/or sale of the Products.

1.7 “Canadian Seller” means Microsemi Storage Solutions Ltd.

1.8 “Code” means the Internal Revenue Code of 1986, as amended.

1.9 “Confidentiality Agreement” means the confidentiality letter agreement between Parent and Seller, dated September 8, 2015.

1.10 “Domain Names” means Internet domain names.

1.11 “Employees” means all employees of Seller and/or its Affiliate primarily employed in the Business including those employees otherwise employed by Seller and/or its Affiliate primarily in the Business but on vacation, short term disability, long term disability, workers’ compensation-related leave, pregnancy, parental, lay-off with rights to recall or other leave.

1.12 “FIRPTA Certificate” means the Foreign Investment in Property Tax Act certificate stating that Seller is not a “foreign person” for purposes of Section 1445 of the Code, pursuant to Treas. Reg. 1.1445-2(b).

1.13 “Governmental Entity” means any Federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority.

1.14 “Knowledge of Seller” means the actual knowledge of Bernard Guay, David Goren and Gale San Diego.

1.15 “Liabilities” means all liabilities, obligations or commitments.

1.16 “License Agreement” means that certain License Agreement by and between Seller and Parent dated as of the date hereof.

1.17 “Malaysian Seller” means Microsemi Storage Solutions Malaysia Sdn. Bhd.

1.18 “Other Transaction Documents” means the Transition Services Agreement, License Agreement, the Bill of Sale (Canada), Bill of Sale (Singapore) and the Patent and Trademark Assignments.

1.19 “Patent and Trademark Assignments” means the patent and trademark assignments with respect to the Transferred Patents and Transferred Trademarks by and between Seller and the applicable Purchaser dated as of the date hereof.

1.20 “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity, or any Governmental Entity.

1.21 “Personal Information” means information about an identifiable individual that is subject to Privacy Law.

1.22 “Privacy Law” means Applicable Law relating to privacy and the collection, use and disclosure of Personal Information including the Personal Information Protection and Electronic Documents Act (Canada) or any comparable Law of any province or territory of Canada.

1.23 “Products” means the products of the Business set forth on Section 1.23 of the Seller Disclosure Schedule.

1.24 “Purchasers” means, collectively, each of the following wholly-owned, indirect subsidiaries of Parent: MaxLinear Asia Singapore Private Limited and MaxLinear Canada Corporation (“MaxLinear Canada”).

1.25 “Rehired Employees Severance Obligations” means the severance rights of the Rehired Employees arising from such Rehired Employees’ employment with Seller or its applicable Affiliate prior to the Closing Date, solely to the extent such severance right is expressly set forth in the employment agreements and/or offer letters between such Rehired Employees and MaxLinear Canada.

1.26 “Seller Affiliates” means Canadian Seller and Malaysian Seller, each of which is a wholly-owned subsidiary of Seller, and any other wholly-owned subsidiaries of Seller, to the extent such subsidiaries own any Transferred Assets.

1.27 “Tax” means (i) all federal, state, county, local, foreign and other taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales or use, value added, profits, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, occupation and franchise taxes, imposed by any Governmental Entity, and including any interest, penalties and additions attributable thereto and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or transferor or otherwise by operation of laws.

1.28 “Tax Return” means any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax.

1.29 “Transition Services Agreement” means that certain Transition Services Agreement by and between Seller and Parent dated as of the date hereof.

SECTION 2. SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Purchase. Upon the terms and subject to the conditions of this Agreement, effective as of Closing, Seller hereby sells, conveys, assigns, transfers and delivers, or causes the applicable Seller Affiliate to sell, convey, assign, transfer and deliver, to the applicable

Purchaser (as designated by Parent in accordance with the Bill of Sale (Singapore) and Bill of Sale (Canada), as applicable), free and clear from all Encumbrances (as defined below) (other than the Credit Agreement Encumbrances (as defined below), which Encumbrances will be released and terminated substantially simultaneously with Closing) and the Parent causes applicable Purchaser (as designated by Parent in accordance with the Bill of Sale (Singapore) and Bill of Sale (Canada), as applicable)to purchase, acquire, and accept from Seller or the applicable Seller Affiliate, as applicable, all of Seller’s and/or the applicable Seller Affiliate’s right, title and interest in and to the following assets (collectively referred to as the “Transferred Assets”), other than the Excluded Assets (as defined in Section 2.2 hereof):

(a) Products. The Products;

(b) Transferred Contracts. Subject to Section 7.1, the contracts, purchase and sales orders and commitments, and other agreements as set forth on Section 2.1(b) of the Seller Disclosure Schedule (the “Transferred Contracts”);

(c) Transferred Inventory and Transferred Equipment. All raw materials, work-in-process, supplies, packaging materials, labels and finished goods owned by Seller and/or any Seller Affiliate on the Closing Date that are used or held for use exclusively in the operation or conduct of the Business (collectively, the “Transferred Inventory”), and all other tangible personal property and interests therein, including all machinery, equipment and molds, owned, leased or used by Seller and/or any Seller Affiliate and used or held for use exclusively in the operation or conduct of the Business (collectively, the “Transferred Equipment”), in each case, as set forth on Section 2.1(c) of the Seller Disclosure Schedule;

(d) Intellectual Property. (i) The Patents listed on Section 2.1(d) of the Seller Disclosure Schedule (the “Transferred Patents”), (ii) the Trademarks listed on Section 2.1(d) of the Seller Disclosure Schedule (the “Transferred Trademarks”), (iii) other Intellectual Property set forth on Section 2.1(d) of the Seller Disclosure Schedule, and (iv) all other Intellectual Property (other than Patents or Trademarks) owned by Seller or any of its Seller Affiliates that is exclusively incorporated in, exclusively used in, exclusively necessary for, or exclusively related to, the Business ((i)-(iv), collectively, the “Business Intellectual Property”);

(e) Records. Originals or copies of Seller’s and/or the applicable Seller Affiliate’s records relating exclusively to the Transferred Assets, including sales data, customer lists, information relating to customers, supplier lists, mailing lists, brochures and advertising materials;

(f) Personnel Records. Originals or copies of Seller’s and/or its applicable Affiliate’s records relating exclusively to the Rehired Employees (the “Personnel Records”), subject to any applicable privacy laws or similar statutes, rules or regulations that may prevent the transfer of such personnel records;

(g) Claims. Other than as specifically set forth in Section 2.2(b) below, all claims, warranties, causes of action, choses in action, rights of recovery or refund, rights of set-off, and demands of Seller and/or any Seller Affiliate to the extent associated with the Business, and all benefits arising therefrom, including all insurance and indemnity claims, and (to the extent assignable) all insurance and indemnity policies of Seller and/or any Seller Affiliate to the extent associated with the Business; and

(h) Goodwill. All goodwill to the extent associated with the Business.

To the extent that it is determined that there are any registrations, consents, franchises, authorities, permits, licenses, approvals, certificates and other authorizations of any Governmental Entity that are used or held for use exclusively in the Business (“Permits”), then, promptly following the determination thereof, Seller or the applicable Seller Affiliate that holds such Permit shall use its commercially reasonable efforts to transfer such Permit to the applicable Purchaser as designated by Parent, to the extent transferable.

To the extent any Seller Affiliate owns any Transferred Asset, Seller shall cause such Seller Affiliate to comply with Section 2.1 with respect to any such Transferred Asset as if such Seller Affiliate was a party to this Agreement and to the extent that any Affiliate of Seller (that does not constitute a wholly-owned subsidiary of Seller) owns any Transferred Asset, Seller shall cause such Affiliate of Seller to comply with Section 2.1 with respect to any such Transferred Asset as if such Affiliate was a party to this Agreement (and such Affiliate shall constitute a “Seller Affiliate” for all purposes of this Agreement that explicitly reference “Seller Affiliates” or “Seller Affiliate”, including the representations and warranties in Section 5 that explicitly reference “Seller Affiliates” or “Seller Affiliate”).

2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1, the assets that do not constitute Transferred Assets shall be retained by Seller (the “Excluded Assets”), and without limiting the forgoing, the Excluded Assets shall include the following:

(a) Refund Claims. Rights to or claims for losses, loss carryforwards, refunds of taxes and other governmental charges for periods ending on or prior to the Closing Date (as defined in Section 4 hereof) and the benefit of any tax credits of Seller;

(b) Certain Third Party Claims. Rights of indemnification, contribution, reimbursement or other claims of Seller against third parties (including, without limitation, insurance carriers and parties to any of the Transferred Contracts), in each case, solely in respect of liabilities or obligations retained by Seller;

(c) Nontransferable Permits; Corporate Assets. The nontransferable permits and assets relating to Seller’s corporate functions (including, but not limited to, the corporate charter, taxpayer and other identification numbers, income tax records, seals, minute books and stock transfer books), provided that such items shall not include the Assigned Permits and the Personnel Records;

(d) Cash and Cash Equivalents. Cash and cash equivalents (including demand or time deposit accounts, certificates of deposit and U.S. government obligations);

(e) Transaction Documents. All rights of Seller under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement;

(f) Intellectual Property. The Intellectual Property of Seller, other than the Business Intellectual Property;

(g) Accounts Receivable. The accounts receivable to the extent related to the Business; and

(h) Benefit Plans. The Benefit Plans.

2.3 Assumption of Liabilities.

(a) Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, as of the Closing Date, Parent hereby causes the applicable Purchaser (as designated by Parent in accordance with the Bill of Sale (Singapore) and Bill of Sale (Canada), as applicable) to assume the Assumed Liabilities and agree to pay, perform and discharge the Assumed Liabilities as and when such Assumed Liabilities become due. For purposes of this Agreement, “Assumed Liabilities” means any and all (i) Liabilities arising from the Parent’s and Parent’s Affiliates’ conduct and operation of the Business (including the Transferred Assets) on and following the Closing Date, including any such environmental Liabilities (including those Liabilities arising from non-compliance with Environmental Laws) and any such employment Liabilities, including any such Liabilities arising from Parent’s and/or its Affiliate’s failure to pay any compensation or benefits to Rehired Employees arising from their employment with Parent or an Affiliate thereof following the Closing; (ii) warranty and customer service Liabilities of Seller and Seller Affiliates to the extent arising out of the sale of Products in the ordinary course of business prior to the Closing; and (iii) Rehired Employees Severance Obligations, reimbursement of severance payments as provided in the last two sentences of Section 7.5(a) and Accrued Vacation. Parent agrees to make payments, or cause the relevant Purchaser to make payments, to the Rehired Employees with respect to the Accrued Vacation arising from the 2008 calendar year period to the applicable Rehired Employees within 90 days of the Closing.

(b) Excluded Liabilities. Seller acknowledges that neither Parent nor any Purchaser is purchasing, assuming or becoming responsible for any direct or indirect, Liabilities, arising prior to, on or after the Closing Date of Seller or any of its Affiliates, other than the Assumed Liabilities and without limiting the foregoing, Seller (or its applicable Affiliate) is expressly retaining the Excluded Liabilities (as defined hereafter) and Seller agrees (or will cause its applicable Affiliate) to pay, perform and discharge the Excluded Liabilities as and when such Excluded Liabilities become due. “Excluded Liabilities” means any and all (i) Liabilities arising from Seller’s and its Affiliates’ conduct and operation of the Business (including the Transferred Assets) prior to the Closing Date, including any such outstanding accounts payable of the Business as of the date prior to the Closing Date, environmental Liabilities (including those Liabilities arising from non-compliance with Environmental Laws) and any such employment Liabilities (in each case, other than the Assumed Liabilities expressly set forth above in Section 2.3(a) and the possible reimbursement of certain severance payments as expressly contemplated in the last two sentences of Section 7.5(a)); (ii) Liabilities related to Taxes arising from the development, use or attainment of the Transferred Assets or operation of the Business attributable to periods (or portions thereof) ending on or prior to the Closing Date and Seller’s share of Transfer Taxes and Periodic Taxes pursuant to Sections 9.1 and 9.2; and (iii) any Liabilities to the extent relating to the Excluded Assets.

For the purposes of clarity, the assumption by the Purchasers of the Assumed Liabilities shall not prohibit the Purchasers or Parent from contesting with any third party the amount, validity or enforceability of any of the Assumed Liabilities.

SECTION 3. PURCHASE PRICE

As payment for the Transferred Assets, Parent shall, and/or shall cause one or more Purchaser(s) to, pay to Seller, Malaysian Seller and Canadian Seller $21,000,000 in the aggregate (the “Purchase Price”) on the Closing Date (but no later than 10 a.m. pacific time on the Closing Date) by wire transfer of immediately available funds to the accounts designated in writing by Seller to Parent at least two (2) business days prior to the Closing Date. The Purchase Price shall be payable to Seller, Malaysian Seller and Canadian Seller as follows: (a) $2,594,851 to Seller, (b) $16,853,771 to Malaysian Seller, and (c) $1,551,378 to Canadian Seller. The Purchase Price shall be payable in U.S. dollars.

SECTION 4. CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange or facsimile or scanned final instruments and executed signature pages at 10:00 a.m. Pacific time on the date hereof, or at such other time or date as agreed to in writing by the parties hereto. The date of the Closing shall be referred to as the “Closing Date”. The Closing shall be deemed to take place and be effective as of 12:01 a.m. pacific time on the Closing Date.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Seller Disclosure Schedule delivered to Parent concurrent with the execution and delivery of this Agreement (it being understood that any information set forth in one section or subsection of the Seller Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it correspondences and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection ) (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Parent as of the date hereof as follows:

5.1 Organization, Standing and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power and corporate authority to enter into this Agreement and all Other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. When executed and delivered by Seller, this Agreement, and all Other Transaction Documents to which it is a party, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar laws or equitable principles relating to or limiting creditor’s rights generally (the “Bankruptcy and Equity Exception”). Each Seller Affiliate is a company duly organized, validly existing and in good standing under the laws of its country or state of formation. Each Seller Affiliate has all necessary corporate power and corporate authority to enter into all Other Transaction Documents to which it is a party, and to perform its obligations thereunder. When executed and delivered by each Seller Affiliate of any Other Transaction Documents to which it is a party, it will constitute the legal, valid and binding obligation of such Seller Affiliate, enforceable against such Seller Affiliate in accordance with their respective terms, except as may be limited by the Bankruptcy and Equity Exception.

5.2 Authorization. All requisite corporate action necessary to authorize the execution, delivery and performance by Seller of this Agreement and all Other Transaction Documents to which it is a party have been taken. This Agreement and all Other Transaction Documents to which it is a party constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by the Bankruptcy and Equity Exception.

5.3 No Breach. The execution and delivery of this Agreement and all Other Transaction Documents to which it is a party by Seller and/or any Seller Affiliate does not, and the consummation of the transactions contemplated hereby and thereby by Seller and/or any Seller Affiliate, will not (a) violate any provision of Seller’s Certificate of Incorporation or Bylaws or any organizational documents of any Seller Affiliate, (b) result in a material breach (or any event which, with notice or lapse of time or both, would constitute a material breach) of any term or provision of, or constitute a material default under, any Transferred Contract, (c) result in the creation of any material lien, charge or encumbrance on the Transferred Assets or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Entity to which Seller and/or any Seller Affiliate is bound or affected.

5.4 Title to Transferred Assets. Seller and/or the Seller Affiliates, as applicable, are the exclusive owner of all right, title and interest in and to the Transferred Assets (including, but not limited to, the Business Intellectual Property), free and clear of all mortgages, pledges, charges, liens, claims and encumbrances of any kind (collectively, “Encumbrances”) other than Encumbrances granted in connection with that certain Credit Agreement, dated as of January 15, 2016, among Microsemi Corporation, the banks and other financial institutions party thereto as lenders and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, which Encumbrances will be released and terminated substantially simultaneously with Closing (the “Credit Agreement Encumbrances”). Seller and the Seller Affiliates have full right and power to transfer the Transferred Assets to the Purchasers pursuant to this Agreement free and clear of all Encumbrances (other than the Credit Agreement Encumbrances which will be released and terminated substantially simultaneously with Closing), and at the Closing all Transferred Assets will be so transferred to the Purchasers. The execution and delivery of this Agreement and all other Transaction Documents to which it is a party by Seller and/or any Seller Affiliate and the performance of this Agreement and any related or contemplated transactions by Seller and/or any Seller Affiliate will not require filing or registration with, or the issuance of any license, permit or order by, or the consent of, any Governmental Entity.

5.5 Compliance with Law. The Business is, and has been for the past two (2) years, in compliance in all material respects with all applicable statutes, laws, rules and regulations. Neither Seller nor any Seller Affiliate has received any written communication during the past two (2) years from a Governmental Entity that alleges that the Business is not in compliance in any material respect with any applicable statute, law, rule and regulation. This Section 5.5 does not relate to matters with respect to taxes, which are the subject of Section 5.7, or to environmental matters, which are the subject of Section 5.8.

5.6 Permits. Except as set forth in Section 5.6 of the Seller Disclosure Schedules, to the Knowledge of Seller, neither Seller nor any Seller Affiliate holds any Permits that are exclusively related to the Business, except as would not be material to the Business.

5.7 Taxes. Seller and the Seller Affiliates have timely filed all Tax Returns of every kind (including returns of real and personal property taxes, sales, use and excise taxes, intangible taxes, withholding taxes, and FICA and unemployment compensation taxes) relating to the Business that are required by law to have been filed and such Tax Returns were correct, complete and prepared in accordance with applicable law. All Taxes shown to be due on such Tax Returns or otherwise required to have been paid with respect to the Business have been paid in full. Seller and the Seller Affiliates have timely paid or withheld with respect to the Employees and other third parties (and timely paid over any withheld amounts to the appropriate Governmental Entity) all federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid with respect to the Business. There are no pending or, to the Knowledge of Seller and the Seller Affiliates, threatened actions, suits, audits, claims or investigations by any Governmental Entity with respect to Taxes relating to the Business. No Governmental Entity has asserted in writing, or, to the Knowledge of Seller and the Seller Affiliates, threatened to assert, any deficiency or claim for additional Taxes or any adjustment of Taxes relating to Seller and the Seller Affiliates with respect to the Business or the Transferred Assets. There are no Encumbrances on any of the Transferred Assets, and, to the Knowledge of Seller and the Seller Affiliates, there is no basis for the assertion of any claim for any Liabilities for unpaid Taxes for which Parent or its Affiliates would become liable as a result of the transactions contemplated by this Agreement or that would result in any Encumbrance on any of the Transferred Assets. No claim has ever been made by a Governmental Entity in a jurisdiction where Seller and the Seller Affiliates do not file Tax Returns that Seller or any Seller Affiliate is or may be subject to Tax by that jurisdiction. Neither Seller nor any Seller Affiliate has executed any outstanding waiver or extension of any applicable statute of limitations on or extension of the period for the assessment or collection of any Tax or has any outstanding request for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return, in each case with respect to the Business or the Transferred Assets. Seller is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2 and none of the Transferred Assets is a “United States Real Property Interest” within the meaning of Section 897 of the Code.

5.8 Environmental Matters. Except as set forth in Section 5.8 of the Seller Disclosure Schedule, (a) during the past two (2) years, neither Seller nor any Seller Affiliate has received any written communication from a Governmental Entity that alleges that the Business is not in compliance in any material respect with any Environmental Law (as defined below) (b) each of Seller and the Seller Affiliates is, and has been for the past two (2) years been, in compliance in all material respects with all Environmental Laws, and holds, and is, and has been for the past two (2) years, in compliance in all material respects with, all material permits required under Environmental Laws, (c) there is no pending or, to the Knowledge of Seller, threatened, action, claim or proceeding under any Environmental Law against or involving the Business or the Transferred Assets, except as would not be material, and (iv) to the Knowledge of Seller, neither Seller nor any Seller Affiliate has any material liabilities in respect of the Business in connection with any Release or threatened Release of any Hazardous Materials (as defined below). The representations and warranties made in this Section 5.8 are Seller’s exclusive representations and warranties relating to environmental matters. The term “Environmental Laws” means any and all applicable statutes, laws, rules, regulations, and permits issued or promulgated by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the management, Release (as such term is defined below) or threatened Release of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., (“CERCLA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300 (f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder. The term “Hazardous Materials” means all hazardous or toxic substances, petroleum (including crude oil or any fraction thereof) or petroleum distillates, and asbestos or asbestos containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law, including materials listed in 49 C.F.R. § 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA. The term “Release” means any spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, disposal, discharge, or leaching, of any Hazardous Materials in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata or workplace).

5.9 Intellectual Property.

(a) Registered Business Intellectual Property Rights. Section 5.9(a) of the Seller Disclosure Schedule lists (i) all Registered Business Intellectual Property Rights, in each case listing, as applicable, (1) the name of the applicant/registrant and current owner, (2) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (3) the application or registration number, and (4) the filing date and issuance/registration/grant date; (ii) all third parties who share ownership rights to the Registered Business Intellectual Property Rights with the Seller, including without limitation joint owners and co-applicants; and (iii) lists all actions that must be taken by the Seller within 120 days of the Closing to maintain the validity or enforceability of the Registered Business Intellectual Property Rights.

(b) Ownership. Seller and/or the Seller Affiliates own the Business Intellectual Property and accordingly, Seller and/or the Seller Affiliates possesses all rights necessary to use, sell, license, assign, transfer, convey, dispose of or otherwise commonly exploit the Business Intellectual Property. The Seller does not know of any third party who claims to own or exclusively license any Business Intellectual Property. Neither Seller nor any Seller Affiliate has

been exclusively licensed any Intellectual Property that is used exclusively in the Business. To the Knowledge of Seller, (i) the Transferred Patents represent all Patents owned by Seller or its Affiliates that are exclusively incorporated into, exclusively used in, exclusively necessary for, or exclusively related to, the Business or that would be infringed by operation of the Business and not used in the operation of any of Seller’s or its Affiliates’ other businesses and (ii) the Transferred Trademarks represent all Trademarks owned by Seller or its Affiliates that are used in, necessary for, or related, in each case, exclusively to the Business.

(c) Infringement by Seller. To the Knowledge of Seller, neither Seller’s nor any Seller Affiliate’s conduct of the Business as previously conducted and as currently conducted infringes, misappropriates or violates the Intellectual Property of any party.

(d) Validity and Enforceability. To the Knowledge of Seller, the Intellectual Property Rights in the Business Intellectual Property that are the subject of any issued registration are valid and enforceable. Seller does not know of any facts or circumstances that could impair the validity or enforceability of any Intellectual Property Right in the Business Intellectual Property.

(e) Restrictions. Each of Seller and the applicable Seller Affiliate may exercise, transfer, or license the Business Intellectual Property without restriction or payment to a third party.

(f) Obligations. Neither Seller nor any Seller Affiliate is obligated to transfer or license any Business Intellectual Property to a third party.

(g) Confidential Information. Each of Seller and the Seller Affiliates take all reasonable steps to maintain the secrecy of Trade Secrets that are part of the Business Intellectual Property.

(h) Inbound Licenses and Consulting Agreements. Section 5.9(h) of the Seller Disclosure Schedule lists all Inbound Licenses and all consulting agreements primarily related to the Business to which Seller and/or any Seller Affiliate is a party under which any third party, working alone or with others, created, developed or otherwise contributed work to the Business Intellectual Property or Licensed Seller IP. Seller does not know of any material breach of any Inbound License or any of those consulting agreements.

(i) Outbound Licenses. Section 5.9(i) of the Seller Disclosure Schedule lists all Outbound Licenses. Seller does not know of any material breach of any Outbound License.

(j) Infringement of Business Intellectual Property. The Seller does not know of the infringement, misappropriation or violation of Business Intellectual Property.

(k) Effect on Parent. The assumption by the applicable Purchaser of the Transferred Contracts will not result in any of the following under any Transferred Contract to the extent that the following would not have occurred in the absence of this Agreement or the completion of the transactions contemplated by this Agreement: (i) the applicable Purchaser granting to any third party any right to any Intellectual Property Rights owned by or licensed to the applicable Purchaser other than rights to Business Intellectual Property already granted under the applicable Transferred Contract as of Closing; (ii) the applicable Purchaser becoming bound by or made subject to any non-compete or other restriction on the operation or scope of its businesses; or (iii) the applicable Purchaser being obligated to pay any royalties or any other amount to any third party in excess of those payable by the Seller and/or any Seller Affiliate prior to the Closing Date.

(l) Government Funding. No government funding, facilities of a university, college, other medical or educational institution or research center was used in the development of any Business Intellectual Property. To the Knowledge of Seller, no Employee or independent contractor of Seller or any Seller Affiliate who contributed to the creation or development of any Business Intellectual Property, was employed by or has performed services for the government, university, college, or other medical or educational institution or research center during a period of time during which such Employee or independent contractor was also performing services for Seller or any Seller Affiliate. No government, university, college or other medical or educational institution or research center has any rights in any Business Intellectual Property.

(m) The following defined terms used in this Section and elsewhere in this Agreement mean the following:

(i) “Copyrights” means copyrights and all other rights with respect to Works of Authorship and Mask Works and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

(ii) “Databases” means databases and other compilations and collections of data or information.

(iii) “Inbound Licenses” means any contract, arrangement or understanding (whether written or oral) pursuant to which a third party has granted or agreed to grant to Seller and/or any Seller Affiliate any right to use or otherwise practice or exploit Technology or Intellectual Property Rights (including any license, covenant, release, immunity, authorization or other right), which right is as of the effective date of this Agreement or the Closing practiced in the Business (other than licenses of commercially available Software on standard terms), including any Contract pursuant to which any third-party Technology or Intellectual Property Rights are incorporated into or embodied in any product of the Business.

(iv) “Intellectual Property” means Intellectual Property Rights and Technology.

(v) “Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Technology, including (i) Patents; (ii) Copyrights; (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights with respect to Trademarks, and all registrations thereof and applications therefor; (v) rights with respect to Domain Names, including registrations thereof and applications therefor; (vi) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (vii) rights with respect to Databases, including registrations thereof and applications therefor; (viii) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (ix) any rights equivalent or similar to any of the foregoing.

(vi) “Licensed Seller IP” means the Intellectual Property Licensed to Parent under the License Agreement.

(vii) “Mask Works” means mask works, layouts, topographies and other design features with respect to integrated circuits.

(viii) “Outbound Licenses” means any contract, arrangement or understanding (whether written or oral) pursuant to which Seller and/or any Seller Affiliate has granted or agreed to grant to any third party any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any license, covenant, release, immunity, authorization or other right with respect to, in each case which is in effect as of the effective date of this Agreement or the Closing, any of the Business Intellectual Property, other than non-exclusive end user licenses granted in the ordinary course of business.

(ix) “Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with (x) all divisionals, continuations, continuations-in-part, and foreign counterpart applications related to the foregoing, (y) all Patents, including foreign counterpart Patents, issuing on any Patent applications included in any of the foregoing, and (z) all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

(x) “Registered Business Intellectual Property Rights” means any all Intellectual Property Rights within the Business Intellectual Property that are the subject of an application, filing, registration, or other document issued by, filed with, or recorded by any Governmental Entity, but excluding any items that are expired, withdrawn, cancelled, or abandoned.

(xi) “Software” means all (i) computer programs and other software, including firmware, microcode, and drivers, and including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; and (ii) computerized Databases and other computerized compilations and collections of data or information, including all data and information included in such Databases, compilations or collections.

(xii) “Technology” means any and all (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial and supplier information and materials; (iii) specifications, designs, models, devices, prototypes, schematics, and development tools; (iv) Works of Authorship; (v) Mask Works, reticles, and masks; (vi) Databases; (vii) Trade Secrets; and (viii) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

(xiii) “Trade Secrets” means information and materials not generally known to the public, including information and materials that (i) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

(xiv) “Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, together with all goodwill associated with any of the foregoing.

(xv) “Works of Authorship” means Software, register-transfer level and gate-level descriptions, netlists, documentation, scripts, verification components, test suites, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

5.10 Litigation. There is no (a) pending or, to the Knowledge of Seller, threatened, action, claim (including any invitation to license) or proceeding (including any interference proceeding in front of the U.S. Patent and Trademark Office), or (b) outstanding order, judgment, injunction, ruling, decree, consent, or settlement, against or involving the Business or the Transferred Assets, except as would not be material. Neither Seller nor any Seller Affiliate has brought, or made a bona fide threat to bring, any action, claim or proceeding involving the Business or the Transferred Assets, except as would not be material.

5.11 Transferred Contracts. Except for the Transferred Contracts and except for any other contract which Seller or any Affiliate is a party to as set forth on Section 5.11 of the Seller Disclosure Schedule, neither Seller nor any Affiliate is a party to or bound by any contract that arises primarily out of the operation or conduct of the Business and which is material to the Business. As of the date hereof, each Transferred Contract constitutes the valid and legally binding obligation of Seller or Seller’s Affiliates, as applicable, and, to the Knowledge of Seller, each other party thereto, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect. There is no material breach or default under any Transferred Contract by Seller or Seller’s Affiliates, as applicable, or, to the Knowledge of Seller, by any other party thereto, no event has occurred that with the giving of notice, the lapse of time, or both would constitute a material breach or default thereunder by Seller or Seller’s Affiliates, as applicable, or, to the Knowledge of Seller, any other party, and Seller has not received any written notice of any such material breach or material default. Seller has not received formal written notice that the other party to any Transferred Contract intends to cancel, terminate, breach, or attempt to alter the terms of any such Transferred Contract in any material respect. Seller has provided Parent and its counsel true, correct and complete copies of all Transferred Contracts as they appear in Seller’s database.

5.12 Certain Financial Data. Seller has provided the financial data set forth in Section 5.12 of the Seller Disclosure Schedule (the “Financial Data”) to Parent, which Parent has used to generate a Statement of Revenue and Direct Expenses and Seller will provide underlying Financial Data to support Parent’s preparation of a Statement of Assets Transferred and Liabilities Assumed. The Financial Data was and will be provided in good faith, and to the actual knowledge of Mark Lin, are prepared in accordance with GAAP, consistently applied.

5.13 Transferred Inventory and Transferred Equipment. Section 5.13 of the Seller Disclosure Schedule sets forth all Transferred Inventory and Transferred Equipment. The Transferred Inventory and Transferred Equipment are in reasonably good operating condition, working order and repair in all material respects, subject to ordinary wear and tear considering the age and ordinary course of use of such Transferred Inventory and Transferred Equipment and routine maintenance.

5.14 Customers and Suppliers.

(a) Section 5.14(a)(1) of the Seller Disclosure Schedule contains a true and complete list of the ten (10) largest customers of the Business (based on gross sales) during the 12-month period ended as of December 31, 2015 (the “Major Customers”). Other than as set forth in Section 5.14(a)(2) of the Seller Disclosure Schedule, since January 1, 2016, Seller has not received any formal written notice from any Major Customer indicating that any Major Customer has stopped, materially decreased the rate of, or materially adversely changed the terms (whether related to payment, price or otherwise) with respect to the purchasing of Products. To the Knowledge of Seller, there are no material disputes between the Business and any Major Customer as of the date of this Agreement.

(b) Section 5.14(b) of the Seller Disclosure Schedule contains a true and complete list of the ten (10) largest suppliers of the Business (based on dollar volume) during the 12-month period ended as of December 31, 2015 (the “Major Suppliers”). Other than as set forth in Section 5.14(b) of the Seller Disclosure Schedule, since January 1, 2016, Seller has not received any formal written notice indicating that any Major Supplier has stopped or will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to the supply of materials, products or services to the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise). To the Knowledge of Seller, there are no material disputes between the Business and any Major Supplier as of the date of this Agreement.

5.15 Recalls; Other Matters.

(a) As of the date of this Agreement, no recall or post-sale notice or warning is pending or, to the Knowledge of Seller, threatened in connection with any Product.

(b) Seller is not aware of any Moisture Issue (as such term defined in Section 5.15(b) of Seller Disclosure Schedule) concerning any Product (or part thereof) except as set forth on Section 5.15(b) of the Seller Disclosure Schedule.

5.16 Transactions with Affiliates. Section 5.16 of the Seller Disclosure Schedule sets forth all material support services and other material contracts between Seller and/or any Seller Affiliate, on the one hand, and Microsemi Corporation or any of its subsidiaries, in each case, to the extent primarily relating to the Business.

5.17 Labor Matters.

(a) Section 5.17(a) of the Seller Disclosure Schedule sets out, as of the date hereof, for each Employee, such Employee’s title, salary, bonus, target incentive for the current year, hire date, status as full-time or part-time, entitlements under benefits plans, job description or responsibility.

(b) Section 5.17(b) of the Seller Disclosure Schedule sets out all employment contracts, consulting agreements, and any other agreements respecting the terms and conditions of employment or of an independent contractor relationship in respect of any officer, director, Employee or former Employee, consultant or independent contractor, who are each employed in, or engaged by Seller to perform work for, the Business, to which Seller is a party to or is bound by. Except for the agreements listed in Section 5.17(b) of the Disclosure Schedule or as may be required by applicable Law, there is no written employment contract, commitment or arrangement relating to the Business which contain any specific agreement as to notice of termination or pay in lieu thereof or which cannot be terminated without cause upon giving reasonable notice or pay in lieu thereof as may be implied by Applicable Law without the payment of any extraordinary bonus, damages, share of profits or penalty.

(c) Section 5.17(c) of the Seller Disclosure Schedule accurately sets out all accrued and unused vacation entitlement, regular and supplementary vacation pay, banked and deferred overtime compensation, time-off entitlement, severance and retirement benefits and any other amounts or benefits due or accruing to all Employees of Seller. No claim, complaint or investigation relating to the Business for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation benefits has been filed or, to the Knowledge of Seller, is pending.

(d) Neither Parent nor any Purchaser will be required to pay upon Closing any amount (including severance, unemployment compensation, golden parachute, change of control, bonus, fee, distribution, remuneration or pay in lieu of notice of termination and reasonable notice of termination, and/or other like compensation to any Person), as a result of the transactions contemplated by this Agreement, other than salaries, wages, commissions, vacation entitlement, or bonuses paid or payable to Rehired Employees in the ordinary course of business in accordance with current compensation levels as set forth on Section 5.17(a) of the Seller Disclosure Schedule.

(e) There are no collective agreements in force with respect to the Employees and none of the Employees has been, or are currently, represented by a union, labor organization or group which holds bargaining rights with respect to any of the Employees of the Business.

(f) No representation, election, petition or application for certification has been filed during the prior three years by the Employees or any union, labor organization or group or is, to the Knowledge of the Seller, pending with any labor relations board or any other Governmental Entity, and, to the Knowledge of Seller, no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving Employees has occurred, is in progress or is threatened.

(g) To the Knowledge of Seller, no investigation or citation of Seller has occurred and no enforcement proceeding has been initiated or is pending or, to the Knowledge of Seller, threatened under any Applicable Law relating to immigration, in each case, as applicable to the Business or the Employees in connection with their employment with Seller.

(h) Seller has maintained adequate insurance as required by Applicable Laws with respect to workers’ compensation claims and unemployment benefits claims with respect to the Business and the Employees.

(i) Seller is in compliance in all material respects with all Applicable Laws and all contracts or collective bargaining agreements governing or concerning labor relations, union and collective bargaining, conditions of employment, human rights and harassment, wages, hours or occupational safety and health, and is not liable for any material liabilities, judgments, decrees, orders, arrearage or wages or taxes, fines or penalties for failure to comply with any of these laws, each as with respect to the Business and the Employees.

(j) Seller has withheld and remitted or paid to the relevant Governmental Entity all income taxes, employment insurance contributions, workers’ compensation, Canada Pension Plan contributions and any taxes or other amounts which it is required by statute to withhold and remit or pay to any Governmental Entity in respect of its employees.

(k) To the Knowledge of Seller, there are no pending or threatened employment-related disputes, or any threatened or actual complaint pursuant to any applicable federal or provincial human rights legislation or employment standards legislation or any other Applicable Law relating to employment or other proceeding whatsoever, by or involving any present or former Employee including, without limitation in respect of claims or threatened claims by former Employees for wrongful dismissal.

(l) There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “assessments”) or any other communications related thereto which Seller has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Business is carried on and there are no assessments which are unpaid on the date hereof or which will be unpaid at the Closing and there are no facts or circumstances which may result in an increase in liability to Parent (or any Purchaser) from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Closing. Seller’s accident cost experience relating to the Business is such that there are no pending or possible assessments and there are no claims or potential claims which may adversely affect Parent’s (or any Purchaser’s) accident cost experience.

(m) Seller has complied in all material respects at all times with all Privacy Laws in connection with the collection, use and disclosure of Personal Information about Employees by Seller; and to the Knowledge of Seller, all Personal Information has been collected, used and disclosed with the consent of each Employee to whom such Personal Information relates and has been used only for the purposes for which it was initially collected.

(n) Section 5.17(n) of the Seller Disclosure Schedule contains a true and complete list of all material Benefit Plans. The Seller has made available to the Parent true, correct and complete copies of all the Benefit Plans as amended as of the date hereof, together with all related documentation. All Benefit Plans have been registered and administered in material compliance with all laws. The Seller has made all contributions and paid all premiums in respect of each Benefit Plan in a timely fashion in accordance with the terms of each Benefit Plan and applicable laws.

5.18 Certain Contracts. Except as set forth in Section 5.18 of the Seller Disclosure Schedule, none of the Transferred Contracts (A) provide for any Person to be the exclusive provider of any product or services relating to the Business to Seller and/or any Seller Affiliate or that otherwise involves the granting by Seller and/or any Seller Affiliate to any Person of exclusive rights, in each case relating to the Business, (B) grant to any Person a right of first refusal or right of first offer on the sale of any material part of the Business, (C) contain any covenant that limits or purports to limit in any material respect the ability of Seller and/or any Seller Affiliate to operate the Business to compete with any Person or in any geographic area, or (D) contain a provision of the type commonly referred to as “most favored nation” provision with respect to a material right or obligation relating to the Business to for the benefit of a Person other than Seller and/or any Seller Affiliate.

5.19 Sufficiency of Transferred Assets. Except as set forth on Section 5.19 of the Seller Disclosure Schedule, the Transferred Assets, the Transition Services Agreement and the License Agreement are sufficient for the conduct and operation of the Business as a product line of another company immediately following the Closing in substantially the same manner as conducted and operated as of the date hereof.

5.20 Conduct of Business. Since February 9, 2016, neither Seller nor any Seller Affiliate has granted any discounts or promotions with respect to the Business outside of the ordinary course.

5.21 Books and Records. All of the records, data and information maintained, operated or used by Seller in connection with the conduct or administration of the Business (including all means of access) are under the exclusive ownership or direct control of Seller or its Affiliates.

5.22 Allocation.

(a) The purchase price allocation set forth on Section 5.22(a) of the Seller Disclosure Schedule accurately reflects in all respects the jurisdictions in which the Transferred Assets are beneficially owned and the fair market value of the Transferred Assets.

(b) With respect to the Transferred Assets and the Business, Seller and its subsidiaries are in material compliance with all applicable transfer pricing Laws (including, without limitation, Section 482 of the Code) and regulations, interpreted reasonably and in good faith, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Seller and its subsidiaries. It was and is reasonable to conclude that the prices for any property or services (or for the use of any property) provided by or to Seller or any of its subsidiaries are arm’s length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(c) Any breach of this Section 5.22 shall not be subject to the Deductible or the Mini-Basket.

5.23 No Other Representations. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS SECTION 5, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED,

CONCERNING THE BUSINESS, TRANSFERRED ASSETS AND ASSUMED LIABILITIES, IT BEING SPECIFICALLY UNDERSTOOD BY BUYER THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 5, THE TRANSFERRED ASSETS ARE BEING SOLD AND TRANSFERRED “AS IS” IN ALL RESPECTS, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER’S WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Seller as of the date hereof as follows:

6.1 Organization, Standing and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all necessary corporate power and corporate authority to enter into this Agreement and all Other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. When executed and delivered by Parent, this Agreement and all Other Transaction Documents to which it is a party will constitute the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as may be limited by the Bankruptcy and Equity Exception. Each Purchaser is a company duly formed, validly existing and in good standing (if applicable) under the laws of the country of its formation. Each Purchaser has all necessary company power and company authority to enter into all Other Transaction Documents to which it is a party, and to perform its obligations thereunder. When executed and delivered by the applicable Purchaser, all Other Transaction Documents to which it is a party will constitute the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except as may be limited by the Bankruptcy and Equity Exception. Each Purchaser is a wholly owned subsidiary of Parent.

6.2 Authorization. All requisite corporate action necessary to authorize the execution, delivery and performance by Parent of this Agreement and all Other Transaction Documents to which it is a party has been taken. This Agreement and all Other Transaction Documents to which Parent is a party constitute the valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as may be limited by the Bankruptcy and Equity Exception.

6.3 No Breach. The execution and delivery of this Agreement and all Other Transaction Documents to which Parent is a party by Parent does not and the consummation of the transactions contemplated hereby and thereby by Parent will not (a) violate any provision of Parent’s Certificate of Incorporation or Bylaws, (b) result in a material breach (or any event which, with notice or lapse of time or both, would constitute a material breach) of any term or provision of, or constitute a material default under, any material agreement or arrangement to which Parent is a party, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Entity to which Parent is bound or affected. The execution and delivery of all Other Transaction Documents to which a Purchaser is a party by such Purchaser does not and the consummation of the transactions contemplated hereby and thereby by such Purchaser will not (a) violate any provision of such Purchaser’s organizational documents, (b) result in a material breach (or any event which, with notice or lapse of time or both, would constitute a material breach) of any term or provision of, or constitute a material default under, any material agreement or arrangement to which such Purchaser is a party, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Entity to which such Purchaser is bound or affected.

6.4 Funds. Parent has, and shall have at the Closing, sufficient funds in cash equal to the Purchase Price which are immediately available.

SECTION 7. COVENANTS

7.1 Consents and Assignments.

(a) Prior to and after the Closing, Parent and Seller shall cooperate and use their respective commercially reasonable efforts (but without the requirement of any payment of money or the provision of any other consideration by Seller) to obtain, as soon as practicable, all requisite consents to transfers and assignments, as the case may be, of all of the Transferred Assets (the “Consents”).

(b) To the extent any Consent has not been obtained on or prior to Closing with respect to any Transferred Asset (a “Delayed Asset”) and any related Assumed Liability (a “Delayed Liability”), Seller shall enter into such reasonable arrangements with the Parent that will reflect as nearly as possible the respective benefits and obligations that would have been in effect had the Delayed Assets and Delayed Liabilities been transferred and assumed at Closing. At such time and on each occasion after the Closing that a Consent shall be obtained with respect to any Delayed Asset, such Delayed Asset shall forthwith, without any further action on the part of Parent or Seller, be transferred and assigned to the applicable Purchaser by the Seller, and all Delayed Liabilities related to such Delayed Asset shall be simultaneously assumed by the applicable Purchaser.

(c) If there are any Delayed Assets, the Seller will use commercially reasonable efforts to provide the applicable Purchaser with the benefits intended to be assigned in respect of such Delayed Asset and, to the extent that the applicable Purchaser is provided with such benefits, the applicable Purchaser shall assume, pay when due and perform any corresponding Delayed Liabilities as and when obligated. The Seller shall take such action as the applicable Purchaser may reasonably request so as (i) to provide the applicable Purchaser with the benefits of each Delayed Asset (including permitting the applicable Purchaser to take actions, in the name of the Seller, but at the applicable Purchaser’s expense, required to enforce any rights reasonably necessary for the applicable Purchaser to receive the full benefits of such Delayed Asset) and (ii) to effect collection of money or other consideration due and payable under the Delayed Asset. The Seller shall promptly pay over to the applicable Purchaser all money or other consideration received by it in respect of each Delayed Asset. Notwithstanding anything to the contrary set forth in the foregoing sentences, the Seller shall be entitled to retain from or set-off against amounts due to, or otherwise charge and collect from, the applicable Purchaser all reasonable incremental costs associated with the retention, maintenance and enforcement of rights of any Delayed Asset, and in addition all Liabilities arising thereunder to the extent related to the ownership, use or operation thereof from and after the Closing Date contemplated by this Section 7.1, and the applicable Purchaser will indemnify the Seller for any Liability resulting from or arising out of any such activities. With respect to each Delayed Asset, as of and from the Closing Date, to the extent permissible under or by the Delayed Asset, the Seller hereby

(A) authorizes the applicable Purchaser, to the extent permitted by applicable Law and the terms of the Delayed Asset, to perform all the obligations and receive all the benefits of Seller under the Delayed Asset and (B) appoints the applicable Purchaser its attorney-in-fact to act in its or his name and on its or his behalf with respect thereto.

(d) It is expressly agreed by the Parties that obtaining any such Consent contemplated by this Section 7.1 shall not be a condition to Closing and the failure to obtain any such Consents shall not be considered a breach of this Agreement.

7.2 No Brokers. Seller and Parent each represent and warrant to the other that neither it nor any of its Affiliates is obligated to pay a fee to any broker or finder relating to this Agreement, and each agrees to indemnify the other against any loss, cost or expense, including reasonable attorneys’ fees, incurred as a result of any claim for such a fee.

7.3 Confidentiality. Notwithstanding anything to the contrary in this Agreement or in any Other Transaction Document, following the Closing (i) all Trade Secrets included in the Transferred Assets shall constitute confidential information of Parent and/or its Affiliates (and not of Seller or any of its Affiliates), irrespective of whether such Trade Secrets were identified or otherwise designated as “confidential,” and Seller shall be deemed the “receiving party” and Purchaser the “disclosing party” under the Confidentiality Agreement; (ii) neither Parent nor any of its Affiliates will have any obligations whatsoever under the Confidentiality Agreement with respect to such Trade Secrets; and (iii) any other information (in addition to Trade Secrets) of Seller or its Affiliates immediately prior to the Closing that constitutes Transferred Assets shall constitute confidential information of Parent and/or its Affiliates (and not of Seller or any of its Affiliates), irrespective of whether such information were identified or otherwise designated as “confidential,” and Seller shall be deemed the “receiving party” and Parent the “disclosing party” under the Confidentiality Agreement and neither Parent nor any of its Affiliates will have any obligations whatsoever under the Confidentiality Agreement with respect to such information.

7.4 Publicity. All public announcements relating to this Agreement or the transactions contemplated hereby shall be made only upon the mutual consent of the parties hereto. Any disclosures to third parties or to the public shall not reveal the Purchase Price. Notwithstanding the foregoing, either party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to its legal representative or to comply with required legal or regulatory disclosures, including pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, the Nasdaq Stock Market LLC or the New York Stock Exchange LLC.

7.5 Employees.

(a) Prior to the date hereof, Parent or the applicable Purchaser has offered employment to selected Employees as, set forth on Section 7.5(a) of the Seller Disclosure Schedule. Each such offer is effective as of the later of the Closing or May 1, 2016 and provides for the Employee to receive compensation and benefits that, in the aggregate, are substantially comparable to the compensation and benefits but in all events not materially less favorable than the compensation and benefits provided by Seller and its Affiliates to such Employee as of the date hereof (determined based on the information actually provided by Seller to Parent as of the date of this Agreement). Each Employee who accepts (or has accepted) such offer of employment from Parent or any of its Affiliates is referred to herein as a “Rehired Employee”. As to any Employee who was so offered employment by Parent or one of its Affiliates prior to the Closing, rejected such offer, and is or was terminated by Seller or any of its Affiliates thereafter, Seller shall be responsible for any severance payable to such Employee in connection with the termination of his or her employment by Seller and its Affiliates; provided, however that if such Employee is hired by Parent or any of its Affiliates within twelve (12) months after the Closing, Parent shall reimburse Seller for the full amount of severance paid by Seller to such Employee. Parent shall also promptly reimburse Seller for the full amount of severance paid by Seller to the Employees identified in Section 7.5(a) of the Seller Disclosure Schedule who have not been offered employment by Parent or any of its Affiliates.

(b) As of the later of the Closing Date or May 1, 2016, all Rehired Employees shall cease to accrue further benefits in the Benefit Plans. Parent shall ensure that each Rehired Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with Seller and its Affiliates (or predecessor employers) under each of the comparable employee benefit plans, programs and policies of Parent and its Affiliates in which such Rehired Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the later of the Closing Date or May 1, 2016, Parent shall, or shall cause the relevant Parent affiliate to, credit to Rehired Employees the amount of vacation time that such employees had accrued under any applicable benefit plan as of the Closing Date (the “Accrued Vacation”). With respect to each health or welfare benefit plan maintained by Parent or any of its Affiliates for the benefit of any Rehired Employee, subject only to any required approval of the applicable insurance provider, if any, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Rehired Employee to be given credit under such plan for all amounts paid by such Rehired Employee under any similar benefit plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent or any of its Affiliates for the plan year in which the Closing Date occurs.

(c) Except as expressly provided in Section 7.5(a), Seller will be responsible for all wages, salaries, overtime, vacation pay, bonuses, commissions, incentive payments, Benefit Plan contributions and other like amounts, of all Employees for the period up to but excluding the later of the Closing Date or May 1, 2016.

(d) Effective as of the later of the Closing Date or May 1, 2016, (i) the applicable Purchaser will be responsible for all wages, salaries, overtime, vacation pay, bonuses, commissions, incentive payments, including any pay in lieu of notice of termination and reasonable notice of termination and other like amounts with respect to the Rehired Employees, in each case, solely to the extent arising from the employment of the Rehired Employees with Parent (or a Purchaser) for the period from and after the later of the Closing Date or May 1, 2016; and (ii) the applicable Purchaser will assume the Rehired Employees Severance Obligations in accordance with the terms of Section 2.3(a) above. Parent shall also be responsible for: (i) all liabilities for claims for injury, disability, death or workers’ compensation arising from or related to employment of the Rehired Employees with Parent (or a Purchaser) on and subsequent to the later of the Closing Date or May 1, 2016; and (ii) all employment-related claims, penalties and assessments in respect of the employment of the Rehired Employees with the applicable Purchaser arising out of matters which occurred on or subsequent to the later of the Closing Date or May 1, 2016. Neither Parent nor any Purchaser shall have any obligations to or assume any liability in respect of any employee of the Seller (or any of its Affiliates) who is not a Rehired Employee.

(e) Notwithstanding the foregoing, nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Parent (or any Affiliate), nor shall anything herein interfere with the right of Parent to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Parent in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees following the Closing. No provision of this Agreement shall (i) create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Parent or under any benefit plan which Parent may maintain, or otherwise, or (ii) be construed as in any way modifying or amending the provisions of any benefit plan. Neither Parent nor any of its Affiliates will contribute to any benefit plan or other compensation plan or agreement of Seller or any of its Affiliates. Neither Parent nor any of its Affiliates will assume sponsorship of, nor will they adopt as a participating company in, any benefit plan or other compensation plan or agreement of Seller or any of its Affiliates.

7.6 Non-Competition.

(a) In further consideration of the consideration to be paid to Seller hereunder, Seller agrees to the covenants set forth in this Section 7.6 and acknowledges that (i) the covenants set forth in this Section 7.6 are reasonably limited in time and in all other respects, (ii) the covenants set forth in this Section 7.6 are reasonably necessary for the protection of Parent, (iii) Parent would not have entered into this Agreement but for Seller’s agreement to the restrictions set forth in this Section 7.6 and (iv) the covenants set forth in this Section 7.6 have been made in order to induce Parent to enter into this Agreement.

(b) Subject to Section 7.6(c), for a period of thirty-six (36) months from and after the Closing Date, Seller shall not, directly or indirectly, and shall not permit any of its Affiliates (including any Seller Affiliate) to, organically design, develop, manufacture and/or sell, anywhere in the world, any receiver, transmitter and/or synthesizer (or any combination or all of the foregoing) that is used specifically for receiving and transmitting 3G, 4G and/or 5G cellular medium signals and that provides functionality that is substantially similar to the Products. For the avoidance of doubt, the parties agree that, the existing activities and businesses (excluding the Business) of Seller and/or its Affiliates do not violate this Section 7.6(b).

(c) Notwithstanding anything to the contrary in this Agreement: for the avoidance of doubt, (i) nothing in this Section 7.6 shall apply to or prohibit or in any way limit the Acquisition by Seller or its Affiliates of or with any Other Enterprise or part thereof (such Other Enterprise or part thereof, a “Purchased Company”), or the ownership or operation by Seller or its Affiliates of a Purchased Company after such Acquisition, regardless of whether or not a Purchased Company engages in activities described in the first sentence of Section 7.6(b) anywhere in the world and continues to do so following such Acquisition; and (ii) the parties agree that this Section 7.6 shall not apply to any Other Enterprise or its Affiliates (including the Sold Portion) who enter into an agreement providing for, or who consummate, an Acquisition of or with all or part of Seller or any of its Affiliates (all or such part of Seller or any of its Affiliates, the “Sold Portion”) in any transaction.

(d) The parties hereto agree Parent and its successors and assigns would suffer irreparable harm from a breach of this Section 7.6 and that money damages would not be an adequate remedy for any such breach. Therefore, in the event of a material breach of this Section 7.6, Parent and its successors and assigns, in addition and supplementary to other rights and remedies existing in their favor, shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof.

(e) If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 7.6 to be invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 7.6 shall be enforceable as so modified to cover the maximum duration, scope, or area permitted by applicable law.

(f) “Other Enterprise” means any Person (including the securities thereof), business or assets. “Acquisition” means, directly or indirectly, a merger, combination or acquisition in any manner (whether by purchase, exchange, license, mortgage or lease of securities or assets; tender or exchange offer; merger; consolidation; joint venture; share exchange; business combination; or otherwise).

7.7 Non-Solicitation of Transferred Employees.

None of Seller, any of its representatives or any of its Affiliates will at any time prior to the date that is eighteen (18) months after the date hereof, directly or indirectly, solicit the employment of any Rehired Employee (excluding any Rehired Employee who is below the level of vice president, manager or engineer) without Parent’s prior written consent. The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on or directed to Rehired Employees. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.7 shall prevent Seller or any of its subsidiaries from soliciting (i) any Rehired Employee whose employment has been terminated by Parent or any of its Affiliates or (ii) after six (6) months from the date of termination of employment, any Rehired Employee whose employment has been terminated by the Rehired Employee.

7.8 Access and Information.

For the six months following the Closing Date, Seller shall provide, and shall cause Seller Affiliates to provide, to Parent and its officers, employees, accountants, counsel and other representatives, and Parent shall provide, and shall cause Parent Affiliates to provide, to Seller and its officers, employees, accountants, counsel and other representatives, upon reasonable request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege, privacy or legal or contractual third party confidentiality obligation; provided, however, that in the event that access is limited or restricted pursuant to this parenthetical, Seller and Seller Affiliates, or Parent and Parent Affiliates, respectively, shall use reasonable commercial efforts to make alternative accommodations to afford access in a manner that does not jeopardize any attorney-client privilege or legal or contractual third party confidentiality obligation), reasonable access for inspection and copying of information existing as of the Closing Date, in each case, solely to the extent solely relating to the Business, the Transferred Assets, the Assumed Liabilities or the Rehired Employees and shall otherwise use commercially reasonable efforts to reasonably assist and cooperate with Parent, in each case, in Parent’s, or Seller, in each case, in Seller’s, respectively, preparation of historical or pro forma financial statements related to the Business for purposes of complying, or preparing to comply, with any rules or regulations of the Securities and Exchange Commission, including all such historical depreciation and amortization expenses of the Business as may be required by the Securities and Exchange Commission as part of such historical or pro forma financial statements. The access to files, books and records contemplated by this Section 7.8 shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as Seller or Parent, respectively, may impose to preserve the confidentiality of information contained therein.

7.9 Lien Release.

Seller will provide Parent substantially simultaneously with the Closing with all agreements, instruments and other documents, in form and substance reasonably satisfactory to Parent that are necessary or appropriate to evidence the release of the Credit Agreement Encumbrances, including a termination of all Encumbrances in the Transferred Patents and Transferred Trademarks in a form suitable for filing with the United States Patent and Trademark Office, and copies of any UCC-3 financing statements with respect to the release of such Credit Agreement Encumbrances that have been filed or will be filed with the applicable Governmental Body substantially simultaneously with Closing.

7.10 Privacy.

(a) Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the parties shall proceed with the transactions contemplated herein, and that the disclosure of Transferred Information relates solely to the carrying on of the business and the completion of the transactions contemplated herein.

(b) Each Disclosing Party covenants and agrees to, upon request, use reasonable efforts to advise the Recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by Laws, obtained the consent of such individual to such use or disclosure.

(c) In addition to its other obligations hereunder, Recipient covenants and agrees to: (i) prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions; (ii) after the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (A) the Disclosing Party or Recipient have first notified such individual of such additional purpose, and where required by Laws, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by Laws, without notice to, or consent from, such individual; (iii) where required by Laws, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to Recipient; (iv) return or destroy the Transferred Information, at the option of the Disclosing Party, should the transactions contemplated herein not be completed; and (v) notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to Recipient requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until the Disclosing Party has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Laws, obtained the individual’s consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by Laws.

(d) Recipient shall at all times keep strictly confidential all Transferred Information provided to it, and shall instruct those employees or advisors responsible for processing such Transferred Information to protect the confidentiality of such information in a manner consistent with the Recipient’s obligations hereunder and according to applicable Laws.

(e) Recipient shall ensure that access to the Transferred Information shall be restricted to those employees or advisors of the respective Recipient who have a bona fide need to access such information in order to complete the transactions contemplated herein.

(f) “Transferred Information” means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) to be disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Recipient prior to the execution of this Agreement.

7.11 No Use of Certain Names.

Parent shall and shall cause the Purchasers promptly, and in any event within six (6) months after Closing, to revise product and service literature and labeling to delete all references to the Names and to change signing and stationery and otherwise discontinue use of the Names; provided, however, Parent and the Purchasers shall not be required to revise any Names incorporated into any products for a period of (a) six (6) months after the Closing and (b) with respect to part numbers for Products, one (1) year after Closing; provided, further, that Parent and the Purchasers may continue to sell products that use any Names (“Named Products”) to the extent that (x) such Named Product exists on the Closing Date or are produced within the six (6) month day period following the Closing, (y) for products which require re-certification by a customer, until such time (but not beyond one (1) year) as Parent or the applicable Purchaser shall have received (after requesting) an acceptance from such customer for the change of the Name on the product, provided that Parent and the Purchasers shall sell all such Named Products prior to the distribution of any similar product of Parent or its Affiliates that does not use the Names. In no event shall Parent or either of the Purchasers use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Business during the thirty (30)-day period preceding the Closing. “Names” means “Microsemi” and “PMC-Sierra”, any variations and derivatives thereof and any other logos or trademarks of Seller or its Affiliates not included in Section 2.1(d) of the Seller Disclosure Schedule.

SECTION 8. REASONABLE EFFORTS; FURTHER ASSURANCES

Each of Parent and Seller shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

SECTION 9. TAXES

9.1 Transfer Taxes. All sales, transfer, excise, value-added, license, intangible and similar Taxes and fees (including all recording fees, if any) incurred in connection with this Agreement (“Transfer Taxes”) and the transactions contemplated hereby shall be borne equally by each of Parent and Seller. The party required by applicable law to file a Tax Return with respect to such Transfer Taxes and to pay such Transfer Taxes shall do so within the time period prescribed by applicable law, and the non-filing party shall promptly reimburse the filing party for its share of such Transfer Taxes upon receipt of notice that such Transfer Taxes are payable. Parent and Seller shall cooperate in preparing and filing all necessary documentation with respect to such Transfer Taxes and in taking reasonable steps to secure any available exemptions from and otherwise minimize any Transfer Taxes.

9.2 Real Property and Person Property Taxes. Real and personal property taxes, ad valorem taxes, and franchise fees or taxes (that are imposed on a periodic basis (as opposed to a net income basis)) (collectively, “Periodic Taxes”) shall be prorated between Seller and Parent for any taxable period that includes but does not end on the Closing Date. Periodic Taxes shall be prorated between Parent and Seller based on the relative periods the Transferred Assets were owned by each respective party during the taxable period for which such Periodic Taxes were imposed by such jurisdiction. On the Closing Date, Parent and Seller shall pay or be reimbursed, on this prorated basis, for Periodic Taxes that have been paid before the Closing Date. To the extent that Parent or Seller are not reimbursed on the Closing Date for Periodic Taxes that are paid after the Closing Date, Parent or Seller shall promptly forward an invoice to the other party for its reimbursable pro rata share, if any.

9.3 Tax Returns. Each of Parent and Seller shall provide the other with such information and records and make, or cause to be made, its applicable representatives available as may reasonably be requested by the other in connection with the preparation of any Tax Return or any audit or other proceeding that relates to Transferred Assets or the Business. Seller shall retain all material documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to the Transferred Assets or the Business and shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of Parent. Each of the parties hereto agrees to not take a position on any income, transfer or gains Tax Return, before any Governmental Entity charged with the collection of any such tax or in any judicial proceeding that is in any manner materially inconsistent with Section 5.22(a) of the Seller Disclosure Schedule, unless otherwise required by applicable law, without the consent of the other party (not to be unreasonably withheld, conditioned or delayed).

9.4 FIRPTA Certificate. Prior to or at the Closing, Seller shall deliver a properly completed executed FIRPTA Certificate to Parent.

SECTION 10. INDEMNIFICATION

10.1 Indemnification. Subject to the other provisions of this Agreement, including this Section 10 and Section 11:

(a) By Seller. Seller will be liable for and hereby agrees to indemnify and defend Parent and its Affiliates (including the Purchasers) and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Parent Indemnitees”) from and against any and all losses, liabilities, damages or expense (including reasonable attorneys’ fees) (collectively, “Losses”) incurred or sustained by any Parent Indemnitee as a result of (i) any breach of any representation or warranty of Seller contained in this Agreement, (ii) any Excluded Liabilities (including Seller’s failure to perform or in due course pay or discharge any Excluded Liability) (with the understanding that if any Loss arising from this clause (ii) that is primarily attributable to an action or inaction of Parent or any of its Affiliates for which Parent is required to provide indemnification under Section 10.1(b), then Parent shall not be entitled to indemnification from Seller under this clause (ii) to the extent of the portion of such Loss that is so attributable), and/or (iii) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement that are required to be performed after the Closing.

(b) By Parent. Parent will be liable for and hereby agrees to indemnify and defend Seller and its Affiliates (including the Seller Affiliates) and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) from and against any and all Losses incurred or sustained by any Seller Indemnitee as a result of (i) any breach of any representation or warranty of Parent contained in this Agreement, (ii) any Assumed Liabilities (including Parent’s failure to perform or in due course pay or discharge any Assumed Liability) (with the understanding that if any Loss arising from this clause (ii) that is primarily attributable to an action or inaction of Seller or any of its Affiliates for which Seller is required to provide indemnification under Section 10.1(a), then Seller shall not be entitled to indemnification from Parent under this clause (ii) to the extent of the portion of such Loss that is so attributable); and/or (iii) any breach by Parent of, or failure by Parent to perform, any of its covenants or obligations contained in this Agreement that are required to be performed after the Closing.

10.2 Deductible; Limitations. Neither party shall be liable for indemnification to the other party under Section 10.1(a)(i) or Section 10.1(b)(i) unless the Losses incurred by such party exceeds $300,000 (the “Deductible”), and then only to the extent of the excess over such amount; provided, that any individual Loss that is less than $20,000 (the “Mini-Basket”) shall not be aggregated for purposes of the Deductible and shall be disregarded. Except for claims based on fraud, Seller’s and Parent’s aggregate liability (for indemnification or otherwise) arising out of this Agreement (a) pursuant to Section 10.1(a)(i) (other than Seller’s breach of the representations and warranties set forth in the first two sentences of Sections 5.4 (Title to Transferred Assets), 5.7 (Taxes), or 5.22 (Allocation)) or Section 10.1(b)(i) shall not exceed 8.5% of the Purchase Price and (b) otherwise pursuant to Section 10.1(a) or Section 10.1(b) shall not exceed the Purchase Price. Neither party shall be liable to the other party for any indirect, incidental, special, punitive or consequential damages, including loss of revenue or income, cost of capital, or loss of business, goodwill, reputation or opportunity; provided that the foregoing shall not limit indirect, incidental, special, punitive or consequential damages, including loss of revenue or income, cost of capital, or loss of business, goodwill, reputation or opportunity required to be paid to a third party by final, non-appealable order of a court of competent jurisdiction.

10.3 Notice and Defense. Promptly upon receipt by Parent or Seller (as the case may be) of notice of the assertion of any claim in respect to which indemnity may be sought against the indemnifying party (the “Indemnifying Party”) pursuant to this Section 10, the indemnified party (the “Indemnified Party”) shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that, the Indemnifying Party is actually prejudiced thereby. Notwithstanding the foregoing, in the event any of the Parent Indemnitees are the Indemnified Party, such Parent Indemnitee may assume control of the defense of the applicable claim if the claim (a) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (b) primarily seeks an injunction or equitable relief against the Indemnified Party and such request for an injunction or equitable relief is not incidental or secondary to the underlying claim for relief, provided that the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (such written consent will not be withheld or delayed unreasonably). In addition, in the event that the Indemnifying Party fails to assume the defense of any such claim or a court of competent jurisdiction, upon petition by the Indemnified Party, determines that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim, then the Indemnified Party shall have the right to defend any such claim and such Indemnified Party’s costs and expenses associated with such defense shall constitute indemnifiable Losses.

10.4 Claims. In the event that an Indemnified Party makes a claim for indemnification pursuant to this Section 10, such claim shall be made in accordance with the provisions of this Section 10 and shall be specified in a written notice (the “Claim Notice”) to the Indemnifying Party prior to the date that is one year following the Closing Date. In case the Indemnifying Party objects in writing to any claim or claims made in any Claim Notice within twenty (20) days of receipt of the Claim Notice, Parent and Seller shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Parent and Seller should so agree, such agreement shall be set forth in writing and signed by both parties. If no such agreement can be reached after good faith negotiation, subject to Section 10.5 and Section 11.8, either Parent or Seller may resolve such claim by litigation in a court of competent jurisdiction.

10.5 Exclusive Remedy. Except for claims based on fraud, the provisions of this Section 10 (and the last sentence of Section 11.11) shall constitute the exclusive remedy for any and all Losses (whether such Losses are based on contract, tort or otherwise) asserted against, resulting from, imposed upon or incurred or suffered by the parties to this Agreement as a result of, or based upon or arising from the transactions contemplated by this Agreement. The foregoing shall not preclude Parent from seeking an injunction or specific performance for any breach of Sections 7.6 or 7.7.

SECTION 11. GENERAL MATTERS

11.1 Survival of Representations and Warranties. None of (a) the representations or warranties or (b) covenants or agreements to the extent which by their terms contemplate performance before the Closing, in this Agreement shall survive the Closing; provided, however, that notwithstanding the foregoing, the representations and warranties set forth in Section 5 and Section 6 shall survive for a period of one year following the Closing solely for the purposes of Section 10. This Section 11.1 shall not limit any covenant or agreement of the parties hereto to the extent which by its terms contemplates performance after the Closing, including Sections 7.6 and 7.7.

11.2 Costs. Regardless of whether the transactions contemplated by this Agreement are consummated, except as otherwise set forth herein in Section 10, Parent and Seller shall each pay its own respective legal, accounting, advisory and other fees and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

11.3 Changes in Law; No Duplication. Notwithstanding anything to the contrary in this Agreement, no party shall have any liability or obligation to the other party under this Agreement or otherwise with respect to any Losses if such Losses (a) arise out of changes in law after the date hereof or (b) are duplicative of Losses that are otherwise actually recovered by such other party under this Agreement.

11.4 Entire Agreement. This Agreement and the Seller Disclosure Schedule constitute the entire agreement and understanding of the parties and supersede any prior oral or written agreement, understanding, representation, warranty, promise or document relating to the subject matter of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5 Interpretation. The section and other headings contained in this Agreement hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, or the Seller Disclosure Schedule. The terms “include”, “includes” or “including” shall be deemed followed by “without limitation”, and the term “or” is not exclusive. The phrase “to the extent” shall mean the extent or degree to which a subject or thing extends or relates, and shall not simply be construed to mean the word “if”.

11.6 Amendments; Waivers; Assignment. This Agreement may be amended or modified only by a written instrument executed by the parties hereto. No amendment to or waiver of this Agreement shall be valid unless in writing and signed by the party to be charged, and then only to the extent therein specified. This Agreement is not assignable by either party hereto without the prior written consent of the other party, except that (a) either party may assign this Agreement and its rights and obligations hereunder to any successor-in-interest to such party or such party’s business (including for the Parent, after the Closing, the Business) by way of merger, acquisition, consolidation or similar transaction,(b) Parent may assign this Agreement and its rights and obligations hereunder to any Affiliate of Parent (so long as Parent remains liable for all obligations of Parent arising hereunder), and (c) Seller may assign this Agreement and its rights and obligations hereunder to any Affiliate of Seller (so long as Seller remains liable for all obligations of Parent arising hereunder).

11.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.8 Governing Law; No Jury Trial; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with laws of the State of Delaware without reference to the conflicts of law principles thereof. THE PARTIES WAIVE TRIAL BY JURY. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court) in the event any dispute arises out of this Agreement, the Other Transaction Documents or any of the transactions contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement, the Other Transaction Documents or any of the transactions contemplated by hereby or thereby in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court); provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 11.8 in any such action or proceeding in connection with this Agreement or the transactions contemplated hereby by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.10. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

11.9 Parties in Interest. There shall be no third party beneficiaries of this Agreement.

11.10 Notices. Notices shall be to an address as separately supplied by each party.

11.11 Withholding. Buyer and its agents shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of any federal, state, county, local, foreign and other Law, and shall be provided any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are not so deducted and withheld, such Person shall indemnify Buyer and its agents for any amounts imposed by a Governmental Entity, together with any related Losses.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SELLER:

Microsemi Storage Solutions, Inc.

(formerly known as PMC – Sierra, Inc.)

By:	/s/ John W. Hohener

Name:	John W. Hohener

Title:	CFO and Treasurer

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

PARENT:

MaxLinear, Inc.

By:	/s/ Adam C. Spice

Name:	Adam C. Spice

Title:	Chief Financial Officer